Exhibit 1
SAMARNAN
INVESTMENT CORPORATION
ANNUAL REPORT
FOR THE YEAR ENDED DECEMBER 31, 2008
SAMARNAN INVESTMENT CORPORATION
P.O. BOX 651 / CLEBURNE, TEXAS 76033-4543

SAMARNAN INVESTMENT CORPORATION
Annual Report to Shareholders for the year ended December 31, 2008
President’s letter to our shareholders:
     I prepared our first Annual Report to Shareholders in 1969 after the original public stock offering of Walls Industries, Inc. which became Samarnan in 1978 when the Walls shareholders approved the sale of the business and the company’s name, but not the stock, leaving cash and establishing the investment management company. There are a number of you that, after all these years, still hold this stock. For 40 years, all shareholders have enjoyed very respectable, sometimes exceptional, returns on our investment
     Every six months I prepare the information and reports for mailing and as I affix the address labels to the envelopes, many of your names recall pleasant memories for me. I am grateful for these friendships and the support you have given Samarnan over the years.
     Considering the severe market declines experienced by nearly everyone in 2008, Samarnan did comparatively well. We performed better than our combined benchmarks, with the net asset value of a share of stock declining only 12.7% from $16.32 at December 31, 2007 to year-end 2008’s value of $14.25. Any decline is undesirable, but, capital preservation has always been an objective and our investment advisers did a very good job in a very volatile market environment. Please see their comments on the following page.
     Samarnan had net investment income earned during the year of $0.37 per share, all of which was paid to shareholders as dividends, including $0.11 paid in February 2009. The $0.26 per share net investment income dividend paid in 2008 represented tax-exempt interest income of $0.211 and taxable dividend income of $0.049.
     As you might expect, there were no net capital gains in 2008 and therefore no capital gains distributions as in recent years. IRS Forms 1099Div and 1099Int have been mailed to all shareholders.
     Of great concern are the growing expenses, particularly those beyond our control required to comply with the new laws, rules and regulations applicable to public companies. In 2002, our expenses represented 18% of total income whereas in fiscal 2008 our expenses reached 33%. The expenses related to producing, recording, reporting and distributing our income are now exceeded by those related primarily to compliance and reporting requirements.
     At our meeting in January, the Board of Directors addressed these issues. Included in our discussions of options was the possibility of liquidating and dissolving the Company and distributing the net assets to the Company’s shareholders, who would likely be able to invest the liquidating distributions more efficiently than seems possible with the current structure. The Board “tabled” the discussed proposals and options, but the matter will be considered at later meetings.
     The Company’s investment policy continues to be to maintain an amount greater than 50% of its total assets invested in its Debt Portfolio which consists of tax-exempt municipal bonds and other tax-exempt securities, and the balance of the assets (less than 50% invested in equity securities (the “Equity Portfolio”) with cash balances kept to a minimum. The charts below and on the following page show the apportionment of the entire portfolio at December 31, 2008 and major allocations within the Debt and Equity Portfolios.
Sam Walls, President
February 27, 2009

Debt Portfolio
$6,720	Revenue Bonds	39.7%
1 ,582	General Obligation Bonds	9.3%
1,773	Pre-refunded and Escrowed to Maturity Bonds	10,5%
$10,075	Total Debt Portfolio	59.5%

Equity Portfolio
$2,909	LargeCap* Common Stocks	17.2%
2,385	MidCap** Common Stocks	14.0%
$5,321	Total Common Stocks
206	REITs	1.2%
290	Preferred Stocks	1.7%
$5,817	Total Equity Portfolio	34.4%

$1.048	Cash	6.2%

$16,930	Total Cash and Investments

*LargeCap — Equity securities having a market capitalization of $10 billion or more

**MidCap — Equity securities having a market capitalization of more than $1.5 billion but less than $10 billion
SAMARNAN INVESTMENT CORPORATION
Asset Allocation as of December 31, 2008

SAMARNAN INVESTMENT CORPORATION
Annual Report to Shareholders for the year ended December 31, 2008
     The Discussions of the Portfolio Performance below are provided by the investment advisers to Samarnan, Voyageur Asset Management Inc. and Westwood Management Corp. The information contained therein relates only to the performance of the Company’s portfolios during fiscal 2008 and does not, nor is it intended to, project any future performance of the Company’s Portfolios.
DEBT PORTFOLIO
as of 12/31/2008
Discussion of Debt Portfolio Performance
Steven P. Eldredge, Managing Director
and Senior Fixed Income Portfolio Manager
Voyageur Asset Management Inc.
     Samarnan’s Debt Portfolio, which consists entirely of tax-exempt bonds and a minimal amount of cash, performed in fine with its benchmark, the Lehman Brothers 1-10 Year Blended Municipal Index, during the first three quarters of 2008, but ended the year (gross of fees) with a return of 2.39% compared to the Index return of 4.23%. The failure of Lehman Brothers as the final quarter began created fear in the markets which triggered an unprecedented flight to quality causing liquidity in the municipal market to dry up, especially for the income-oriented securities held in the Portfolio.
     The Portfolio’s BBB-rated bonds (12% of total holdings), held to provide a higher level of tax-exempt income to shareholders, lagged behind AAA-rated securities by about 20% for the year, with almost all of the declines occurring in the fourth quarter. Most of these lower-rated holdings are extremely short which helped to limit the negative impact.
     The Portfolio was also negatively impacted by the turmoil occurring with monoline insurers. These entities which, beyond the issuer’s general ability to pay, guarantee timely principal payment on approximately 40% of the portfolio are under strain due to various poorly performing mortgage guarantees on their balance sheet This, in turn, has caused downgrades of the monoline insurers and weaker pricing of the Portfolio’s insured holdings.
     The credit crunch and lack of borrowing ability has materially reduced the number of investors in the tax-exempt market. As an example, hedge funds who had become big players in the municipal market over the last five years using leverage can no longer utilize this strategy.
EQUITY PORTFOLIO
as of 12/31/2008
Discussion of Equity Portfolio Performance
Randall L. Root, Senior Vice President
Westwood Management Corporation
     The Samarnan Equity Portfolio, with the primary objective of capital appreciation, realized a negative 26% total return in the year ended December 31,2008, outperforming its blended benchmark of 90% Russell 1000 Equal Weighted Index and 10% NAREIT Equity Index which lost 38.8% for the year. This follows 2007’s performance that exceeded the benchmark by more than 8.4 percentage points.
     In keeping with the Company’s primary objective, the Equity Portfolio consist of a diversified portfolio of equity securities, primarily common stocks of domestic companies. Individual securities of issurers are held to provide exposure to mid and large capitalization companies. Investments are diversified across all industry sectors with a limited amount of investments in Real Estate Investment Trusts (“REITs”) and preferred stocks, which are utilized for the secondary objective of providing current income.
     Within the portfolio, stocks of mid-size companies were the best performers followed by LargeCap stocks and REITs. Over the course of the year, the portfolio’s exposure to economically sensitive sectors such as energy and basic materials was reduced as the economy slowed. Exposure to defensive sectors such as health care and consumer staples increased.
     The Equity Portfolio’s total return consisted of 2.7% from dividend income, offset by -29.0% capital appreciation.

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Samarnan Investment Corporation
We have audited the accompanying statement of assets and liabilities of Samarnan Investment Corporation, including the schedule of investments in securities, as of December 31, 2008, and the related statement of operations for the year then ended and statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Samarnan Investment Corporation as of December 31, 2008, the results of its operations for the year then ended, the changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.
As described in Note 7 to the financial statements, the Company changed its method of accounting for amortization of bond premiums from the straight-line method to a method that is substantially equivalent to the effective interest method, effective January 1, 2005.

CF & Co., L.L.P.
Dallas, Texas
February 20, 2009
14175 Proton Road • Dallas, Texas 75244-3604 • Phone: 972-387-4300 • 800-834-8586 • Fax 972-960-2810 • www.cfllp.com

REGISTERED WITH THE PCAOB •
MEMBERS: AICPA • CENTER FOR AUDIT QUALITY • TSCPA • EBPAQC •
CPAMERICA INTERNATIONAL AN AFFILIATE OF HORWATH INTERNATIONAL AND
THE INTERNATIONAL ACCOUNTING GROUP (TIAG)

SAMARNAN INVESTMENT CORPORATION
Statement of Assets and Liabilities
December 31, 2008

Assets:
Investments in securities at fair value (identified cost $16,256,395)	$15,891,863
Cash and cash equivalents	1,047,992
Accrued interest, dividends and other receivables	153,644
Due from broker	62,616

Total assets	17,156,115

Liabilities:
Accounts payable	6,652
Advisory fees payable	18,913

Total liabilities	25,565

Net Assets	$17,130,550

Analysis of net assets:
Capital shares — authorized 2,000,000 shares of $1 par value; outstanding 1,201,768 shares	$1,201,768
Net realized gains of $4,408,473 less accumulated distributions of$4,582,723	(174,250)
Unrealized depreciation of investments	(364,532)
Undistributed net investment income	661,255
Retained earnings at April 29, 1978, commencement of operations as an investment company	15,806,309

Net assets (equivalent to $14.25 per share based on 1,201,768 shares of capital stock outstanding)	$17,130,550

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2008

	Principal
	Amount or	Fair
	Shares	Value
Common Stocks — 31.06%
Materials and Processing — 1.42%
Eastman Chemical Co.	3,600	$114,156
URS Corp (1)	3,166	129,078
Producer Durables — 1.46%
AGCO Corp	4,500	106,155
United Technologies, Corp.	2,700	144,720
Consumer Discretionary — 3.35%
McDonald’s Corp	1,700	105,723
Nike Inc.	2,400	122,400
BJ’s Wholesale Club Inc. (1)	3,600	123,336
Tupperware Brands Corp	5,100	115,770
Wal-Mart Stores	1,900	106,514
Consumer Staples — 3.68%
Colgate-Palmolive Co.	3,000	205,620
Dr. Pepper Snapple Group, Inc (1)	6,300	102,375
General Mills	3,200	194,400
Molson Coors Brewing Co.	2,600	127,192
Health Care — 2.74%
CVS / Caremark Corp.	3,700	106,338
Johnson & Johnson	2,000	119,660
Universal Health Services	3,200	120,224
Wyeth	3,300	123,783
Other Energy — 1.92%
Apache Corporation	1,306	97,336
Plains Exploration (1)	5,000	116,200
Cabot Oil & Gas	4,400	114,400
Integrated Oils — 1.90%
Conoco / Phillips	2,600	134,680
Exxon Mobil Corp	2,400	191,592
Financial Services — 5.47%
Axis Capital Holdings	3,900	113,568
Cullen / Frost Bankers Inc.	2,300	116,564
State Street Boston Corp	2,900	114,057
Metlife	3,400	118,524
Lazard Ltd.	3,900	115,986
JP Morgan Chase & Co.	3,588	113,130
PNC Financial Services Group	2,400	117,600
Willis Group Holdings Ltd.	5,100	126,888
Technology — 4.97%
Automatic Data Processing	3,100	121,954
Harris Corp	3,600	136,980
IBM	1,500	126,240
Cisco Systems	6,600	107,580
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2008

	Principal
	Amount or	Fair
	Shares	Value
Common Stocks — 31.06%, continued
Technology — 4.97%, continued
Oracle Corp. (l)	6,800	120,564
Sybase, Inc. (1)	5,000	123,850
Total System Services Inc.	8,200	114,800
Utilities — 2.85%
Exelon Corporation	2,300	$127,903
Dominion Resources Inc.	3,300	118,272
P G & E Corp.	3,100	120,001
AT&T Inc.	4,300	122,550
Auto & Transportation — .63%
Alexander & Baldwin	4,300	107,758
Multi-Sector Companies — .67%
ITT Corporation	2,500	114,975

Total Common Stocks (cost $5,641,050)		$5,321,396

Real Estate Investment Trusts — 1.20%
Residential — .32%
Avalonbay Communities, Inc.	400	$24,232
Equity Residential	1,000	29,820
Retail — .28%
Simon Property Group Inc.	400	21,252
Weingarten Realty Investors	1,300	26,897
Healthcare — .19%
Health Care Property Investors, Inc.	1,200	33,324
Industrial/Office — .13%
Boston Properties Inc.	400	22,000
Self Storage — .14%
Public Storage	300	23,850
Diversified — .14%
Vornado Realty TR Sh Ben Int	400	24,140

Total Real Estate Investment Trusts (cost $172,980)		$205,515

Preferred Stock — 1.70%
Financial Services — .71%
Wells Fargo CAP PFD	4,900	$121,128
Consumer Discretionary — .68%
CBS Corp. New 7.25%	8,300	116,449
Utilities — .31%
Comcast Corp 7%	2,400	52,800

Total Preferred Stock (cost $366,417)		$290,377

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2008

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds — 58.81%
ARKANSAS — .19%
Springdale AK Sales & Use Tax
4.000% due 7/1/16	30,000	$30,554
CALIFORNIA — 1.98%
Long Beach Calif
5.000% due 5/01/13	300,000	339,849
COLORADO — 3.85%
Colorado Ed. & Cultural
6.875% due 12/15/10	250,000	275,093
Colorado Ed. & Cultural
5.250% due 04/01/11	55,000	53,588
Colorado Ed. & Cultural
5.750% due 06/01/11	100,000	108,531
High Plains Met Dist.
4.375% due 12/01/15	230,000	222,125
DISTRICT OF COLUMBIA — 1.50%
Washington DC Convention CTR
5.000% due 10/01/16	250,000	256,758
FLORIDA — 2.60%
Florida St Mun Pwr Agy Rev
5.250% due 10/01/18	300,000	309,906
Tampa, FL Rev
5.000% due 04/01/18	145,000	135,126
GEORGIA — 2.55%
Fairburn Combined Utilities GA
5.375% due 10/01/13	250,000	268,610
Summerville, GA Pub
5.000% due 01/01/11	75,000	79,981
Valdosta & Lowndnes Cty Hosp.
5.500% due 10/01/14	85,000	88,845
ILLINOIS — 10.69%
Gilberts, IL Spl Svc.
4.250% due 03/01/12	50,000	52,264
Illinois Dev Fin Auth
5.700% due 07/01/12	155,000	144,026
Illinois Fin Auth Rev
4.000% due 07/01/13	200,000	206,770
Illinois Fin Auth Rev
4.500% due 07/01/15	125,000	131,856
Illinois Fin Auth Rev
5.000% due 08/01/16	450,000	492,719
Chicago Housing
5.000% due 07/01/12	200,000	215,968
Illinois Health Fac. Auth
6.000% due 02/15/11	320,000	319,962
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2008

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds — 58.81%, continued
ILLINOIS — 10.69%, continued
Maywood, IL
5.500% due 01/01/16	250,000	$268,525
INDIANA — 1.39%
Munster, IN
4.300% due 01/15/12	100,000	103,322
Indiana St. Edl Facs
5.400% due 10/01/13	150,000	135,016
LOUISIANA — 1.55%
Louisiana St Untld. G.O.
5.000% due 07/15/11	250,000	265,895
MARYLAND — .78%
Baltimore Convention Center
5.000% due 09/01/14	150,000	134,430
MINNESOTA — 7.33%
Marshall MN Med.
5.450% due 11/01/18	250,000	201,740
Minnesota St.
5.000% due 09/15/18	180,000	181,861
Minnesota St. Higher
5.250% due 10/1/19	100,000	102,477
Minnesota St. Higher Ed Facs
5.500% due 5/01/23	200,000	155,520
University Minn
5.750% due 7/1/18	400,000	483,248
Woodbury Minn Partn
4.600% due 2/1/26	150,000	130,879
MISSOURI — 2.79%
Clay Cnty Mo Reorg Sch Dist
5.000% due 3/1/15	300,000	334,719
Missouri St. Environmental Impt
5.000% due 1/1/11	135,000	142,630
MONTANA — 1.74%
Montana St. Dept. Transn Rev
5.000% due 6/1/20	285,000	297,349
NORTH DAKOTA — 2.04%
North Dakota St. Bldg. Auth.
5.250% due 12/01/13	330,000	349,731
OKLAHOMA — .60%
Pottawatonie County
5.000% due 09/01/10	100,000	103,476
PENNSYLVANIA — 5.01%
Latrobe IDA St. Vincent
5.375% due 05/01/13	250,000	264,487
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2008

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds — 58.81%, continued
PENNSYLVANIA — 5.01%, continued
Pennsylvania St. Higher Ed.
4.750% due 08/01/15	250,000	$247,870
Pennsylvania St. Higher Ed.
4.250% due 5/01/13	350,000	345,467
SOUTH DAKOTA — 1.02%
South Dakota St. Health
4.500% due 04/01/12	175,000	174,832
TEXAS — 6.90%
Austin, Tex Pub/Impt
4.750% due 9/1/20	100,000	102,077
Bexar Cnty, TX Hsg. Fin. Corp.
5.625% due 12/01/11	120,000	111,509
Burkburnett Ltd. G.O.
6.000% due 02/15/10	125,000	128,929
Eagle Mtn & Saginaw TX ISD
0.0% due 8/15/19	250,000	152,095
Northside Tex Indpt Sch Dist
5.000% due 2/15/18	125,000	132,556
Sienna Plantation Levee Impt/TX
5.000% due 9/01/18	100,000	96,963
Sienna Plantation Levee Impt/TX
5.000% due 9/01/19	100,000	94,871
Tarrant Cnty TX Cultural Ed Facs Fin
5.000% due 11/15/10	100,000	97,626
Temple TX Util. Sys. Rev.
4.250% due 08/01/15	250,000	265,482
UTAH- 1.14%
Salt Lake Cnty Westminster College
4.500% due 10/01/14	230,000	195,597
WASHINGTON — 1.60%
Kent Wash Loc Impt Dist
4.650% due 12/12/19	300,000	273,546
WISCONSIN — 1.56%
Douglas Cnty Wisconsin
5.000% due 2/1/17	250,000	267,320

Total Municipal Bonds (cost $10,075,948)		$10,074,576

Total (cost $16,256,395)		$15,891,864

NOTE:	Percentages indicated are based on net assets of $17,130,550 at December 31, 2008.

(1)	Indicates non-income producing security
See accompanying notes to financial statements.

SAMARNAN INVESTMENTS CORPORATION
Statement of Operations
For the Year Ended December 31, 2008

Investment income:
Interest — nontaxable	$488,373
Interest & dividends – taxable	176,293

664,666

Expenses:
Investment advisory fees	85,891
Legal and professional	55,755
Audit fee	33,200
Director fees	9,600
Custodian fees	12,000
Administrative fees	18,815
Office and printing supplies	3,328
Insurance	600

Total expenses	219,189

Net investment income	445,477

Realized and unrealized gain (loss) on investments:
Realized gain (loss) from securities transactions:
(excluding short-term securities) Proceeds from sales	$5,896,333
Cost of securities sold,	6,159,707

Net realized gain (loss)	(263,374)

Unrealized appreciation (depreciation) of investments:
Beginning of period	1,990,042
End of period	(364,532)

Increase (decrease) in unrealized appreciation (depreciation)	(2,354,574)

Net realized and unrealized gain (loss) on investments	(2,617,948)

Net increase (decrease) in net assets resulting from operations	$(2,172,471)

Total expenses as a percentage of total investment income	33.0%

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Statement of Changes in Net Assets
For the Years Ended December 31, 2008 and 2007

	2008	2007
Increase (decrease) in net assets from operations:
Net investment income	$445,477	$552,344
Net realized gain (loss) from investment transactions	(263,374)	1,795,295
Increase (decrease) in unrealized appreciation (depreciation) of investments	(2,354,574)	(1,194,708)

Net increase (decrease) in net assets from operations	(2,172,471)	1,152,931

Dividends and distributions to shareholders:
Net investment income	(311,805)	(670,359)
Capital gains	—	(1,829,798)

Decrease in net assets from dividends and distributions to shareholders	(311,805)	(2,500,157)

Increase (decrease) in net assets	(2,484,276)	(1,347,226)

Net assets:
Beginning of year	19,614,826	20,962,052

End of year (including undistributed investment income of $661,255 and $528,238, respectively)	$17,130,550	$19,614,826

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Financial Highlights
For Each of the Years in the Five-Year Period Ended
December 31, 2008

	2008	2007	2006	2005	2004
Per share data

Investment income	$0.55	$0.66	$0.66	$0.64	$0.65
Expenses	(0.18)	(0.20)	(0.21)	(0.17)	(0.16)

Net investment income	0.37	0.46	0.45	0.47	0.49

Net realized and unrealized gains (losses) on investments	(2.18)	0.50	1.19	0.72	0.97
Dividends from net investment income	(0.26)	(0.56)	(0.60)	(0.46)	(0.49)
Distributions from net realized long-term gains on securities	—	(1.52)	(0.96)	(0.37)	—

Net increase (decrease) in net asset value	(2.07)	(1.12)	0.08	0.36	0.97
Net asset value:
Beginning of period	16.32	17.44	17.36	17.00	16.03

End of period	$14.25	$16.32	$17.44	$17.36	$17.00

Total return	-11.08%	5.50%	9.49%	7.00%	9.12%

Ratios

Net assets, end of period (000)	$17,131	$19,615	$20,962	$20,860	$20,428

Expenses to average net assets	1.19%	1.10%	1.16%	1.00%	0.99%
Investment income from operations to average net assets	3.62%	3.66%	3.70%	3.72%	4.00%
Portfolio turnover	26.02%	31.68%	30.30%	31.42%	36.28%

Average shares outstanding	1,201,768	1,201,768	1,201,768	1,201,768	1,201,768

The effects of the change in accounting principle described in Note 7 on the year ended December 31, 2005 are as follows:

	Ratio prior to
Description	change	Change	Ratio after change
Investment income from operations to average net assets	3.69%	0.03%	3.72%
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(1)	Summary of Significant Accounting Policies

Samarnan Investment Corporation (the “Company) is registered under the Investment Company Act of 1940 as a diversified, closed-end, management investment company. The Company seeks tax-free income and preservation of capital through a diversified portfolio of bonds and equity securities. The significant accounting policies followed by the Company are summarized as follows:
(a)	Securities

Investments in securities are carried at fair value. Securities transactions are accounted for on the trade date. The cost of securities sold is based on identifying specific issues delivered against each sale. Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis.

Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type.

Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Restricted securities and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors of which there were none at December 31, 2008.

(b)	Dividends and Distributions

Dividends and distributions to shareholders are recorded on the ex-dividend date.

(c)	Bond Premiums and Discounts

Bond premiums and discounts are amortized to the date of maturity using a method that is substantially equivalent to the effective interest method.

(d)	Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(1)	Summary of Significant Accounting Policies, continued
(e)	Cash and cash Equivalents

The Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days. At December 31, 2008, cash equivalents consisted of $1,039,551 held in tax-exempt money market accounts.

At December 31, 2008, and at various other times throughout 2008, the Company had cash balances in excess of Federally insured limits. Cash accounts at banks are currently insured by the FDIC up to $250,000.
(2)	Investment Advisory Contracts

The Company has contracted with Voyageur Asset Management Inc., a wholly owned subsidiary of RBC Dain Rauscher Corporation, which in turn is a wholly owned subsidiary of the Royal Bank of Canada, to provide investment advisory services. Under this contract, the Company is furnished investment, clerical and statistical services regarding its investments in debt securities. The fee for these investment advisory services is based on 0.27% of the value of the assets in the debt portfolio and is paid on a quarterly basis in arrears.

The Company has also contracted with Westwood Management Corp. to provide investment advisory services. Under this contract, the Company is furnished investment, supervisory and clerical services regarding its investment in equity securities. The fee for these investment advisory services is based on 0.75% of the value of the assets in the equity portfolio and is paid on a quarterly basis in arrears.

(3)	Income Tax Matters

The Company’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute substantially all its taxable income to its shareholders.

(4)	Securities Transactions

In 2008, cost of purchases and proceeds from sales or maturities of securities, other than short-term securities, amounted to $5,132,582 and $5,896,333, respectively. Included in realized gains (losses) from securities transactions are short-term capital losses of $369,978.

The basis of securities for financial statement purposes at December 31, 2008 was $86,324 less than the basis for Federal income tax purposes. As of December 31, 2008, the components of unrealized appreciation, depreciation, and cost for all securities were $805,290, $1,169,822 and $16,256,395, respectively.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(5)	Dividends and Distributions to Shareholders

On December 20, 2007, a distribution of $1.51738 per share was declared. The dividend was paid on January 11,2008 to shareholders of record on December 31, 2007.

(6)	Statement of Financial Accounting Standards No. 157

The Company is subject to the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157), effective with the beginning of the fiscal year ended December 31, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price. The exit price assumes the asset or liability is exchanged in an orderly transaction; it is not a forced liquidation or distressed sale. SFAS 157 also establishes a hierarchy that prioritizes the inputs to valuation techniques giving the highest priority to readily available unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) when market prices are not readily available or reliable. The three levels of the hierarchy under SFAS 157 are described below:
•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
Changes in valuation techniques may result in transfers in or out of an investment’s assigned level within the hierarchy.

Investments in equity securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that day are stated at the last quoted bid price. The Company considers all investments in equity securities to be Level 1 investments.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(6)	Statement of Financial Accounting Standards No. 157 (cont.)

Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type. The Company considers all investments in fixed-income securities to be Level 2 investments.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. At December 31, 2008, the Company had no assets or liabilities classified as Level 3.

The table below presents the balances of assets measured at fair value on a recurring basis by level within the hierarchy.

		Fair Value Measurements at December 31, 2008
		Quoted Prices
		In Active	Significant
		Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description Securities	Total	(Level 1)	(Level 2)	(Level 3)
Securities	$5,817,288	$5,817,288	$—	$—

Fixed-Income	10,074,575	—	10,074,575	—

Total	$15.891.863	$5.817.288	$10,074,575	$—

At December 31, 2008, the Company did not hold any financial liabilities measured at fair value.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(7)	Change of Accounting Principle

The Company adopted an amortization method that is substantially equivalent to the effective interest method for bond premiums effective January 1, 2005. This change in accounting principle is being reported in accordance with the American Institute of Certified Public Accountants’ Audit and Accounting Guide-Investment Companies (“the Guide”) as follows:

	Amortized	Undistributed Net	Net
	Cost of Bonds	Investment Income	Unrealized Gains
Balance January 1, 2005 before application of change in accounting principle	$9,974,912	$763,298	$2,836,770

Cumulative effect of change in accounting principle	51,117	51,117	(51,117)

Balance January 1, 2005, as restated	$10.026.029	$814.415	$2.785.653

Implementation of the change resulted in an increase to net unrealized gains of $7,190, an increase to interest income of $7,658, and a decrease to realized gains of $14,848 during 2005 compared to amounts that would have been reported following the previous principle. The effect of the change on the per share data and the ratio of net investment income to average net assets is disclosed in the financial highlights.

SAMARNAN INVESTMENT CORPORATION
P.O. BOX 651 / CLEBURNE, TEXAS 76033-4543
Sam Walls, Tel: 817.645-2108 / Fax: 817.558-0285 / Jerry Wheatley, Tel: 817.641-7881 / Fax 817.641-7884

BOARD OF DIRECTORS	LEGAL COUNSEL
Nancy Walls Devaney	Richard S. Whitesell, Jr.
Joe Monteleone	4501 Lorraine Avenue
Martha Walls Murdoch	Dallas, Texas 75205
Steve Sikes
Sam Walls	INVESTMENT ADVISERS
Roland Walden	DEBT PORTFOLIO
Tommy Yater	Voyageur Asset Management Inc
OFFICERS	100 South Fifth Street, Suite 2300
Sam Walls, President	Minneapolis, Minnesota 55402
Nancy Devaney, Vice President	EQUITY PORTFOLIO
Jerry Wheatley, Secretary/Treasurer	Westwood Management Corp.
200 Crescent Court, Suite 1200
CUSTODIAN	Dallas, TX 75201
Westwood Trust
200 Crescent Court, Suite 1200	REGISTRAR AND TRANSFER AGENT
Dallas, Texas 75201	DIVIDEND PAYING AGENT
Securities Transfer Corporation
INDEPENDENT REGISTERED	2591 Dallas Parkway, Suite 102
PUBLIC ACCOUNTING FIRM	Frisco, Texas 75034
CF & Co., L.L.P.	Telephone: 469.633-0101
14175 Proton Road	Fax: 469.633-0088
Dallas, Texas 75244	www.stctransfer.com
Supplemental Information
          During the six months ended December 31, 2008, the Company paid to its directors as regular compensation $4,400 ($400 per meeting attended) and $8,000 to the firm of Wheatley, Fowler & Lee, P.C. of which Jerry Wheatley the Secretary and Treasurer of the Company is a shareholder, for that firm’s accounting services. No other fees or compensation were paid by the Company to any director or officer of the Company or their affiliates during such six month period.
Purchase and Sales of Investment Securities
          The Company’s purchases of investment securities for its Portfolio, other than short-term investments during the six months ended December 31, 2008, totaled $2,806,558, and sales of its securities, excluding short-term investments, during such period totaled $2,963,114.
Annual Meeting of Shareholders
          The Annual Meeting of Shareholders will be held April 21, 2009, at 11:00 AM, at the Radisson Hotel Fort Worth South, 100 Alta Mesa Boulevard East (Alta Mesa Blvd. At Interstate 35 W South), Fort Worth, Texas
Shareholder Reports
          Additional copies of the Company’s 2008 Annual Report to Shareholders and its Mid-Year Report to Shareholders for 2009, when available, may be obtained upon written request to the Company’s Secretary addressed to; Mr. Jerry Wheatley, P.O. Box 134, Cleburne, TX 76033-0134.
SAMARNAN INVESTMENT CORPORATION is registered under the Investment Company Act of 1940 as a diversified, closed-end management company. The Company’s common stock (symbol SMAV) is traded in the over-the-counter market and reported by www.pinksheets.com

SAMARNAN INVESTMENT CORPORATION
P.O. Box 651/ Cleburne, TX 76033-0651/ Tel: Sam Walls, Pres. 817-645-2108
SHAREHOLDER CHANGE OF ADDRESS
     To change the mailing address for receipt of quarterly Dividend Checks and annual IRS Form 1099, the Annual and Mid-Year Financial Reports to shareholders, the Notice and Proxy Materials for the Annual Meeting of Shareholders, and other communications, registered shareholders (shares held in your name*), may complete the information shown below. For multiple accounts, this page may be copied.
REGISTERED NAME -as it appears on the mailing label or dividend check

CURRENT ADDRESS: (attach mailing label if available)

state zip

NEW ADDRESS:

state zip

Mail To:	Samarnan Investment Corporation c/o Securities Transfer Corporation 2591 Dallas Parkway, Suite 102 Frisco, TX 75034 Or Fax To: (469)633-0088
* Name change information
Shareholders desiring to change the registered name on their stock certificates and for future dividend checks and other mailings should contact Securities Transfer Corporation at the address above for information.
Beneficial Shareholders (Shares held in the name of a brokerage firm or financial institution) should contact your account representative with all questions about your investment holdings.
[Please retain this page for future use as needed]